Exhibit 99.1

NeoGenomics, Inc.

CONSOLIDATED BALANCE SHEET AS OF
December 31, 2008 and December 31, 2007
(unaudited)

ASSETS	December 31, 2008	December 31, 2007

Cash and cash equivalents	$468,171	$210,573

Accounts Receivable (net of allowance for doubtful accounts of $358,642 and $414,548, respectively)	2,913,531	3,236,751

Other Current Assets	973,867	704,918

TOTAL CURRENT ASSETS	4,355,569	4,152,242

PROPERTY AND EQUIPMENT (net of accumulated depreciation of $1,602,594 and $862,030, respectively)	2,875,297	2,108,083

OTHER ASSETS	64,509	260,575

TOTAL	$7,295,375	$6,520,900

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES	$4,390,994	$3,361,705

LONG TERM LIABILITIES	1,403,271	837,081

TOTAL LIABILITIES	5,794,265	4,198,786

STOCKHOLDERS’ EQUITY	1,501,110	2,322,114

TOTAL	$7,295,375	$6,520,900

NeoGenomics, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Twelve- Months Ended December 31, 2008	For the Twelve- Months Ended December 31, 2007	For the Three- Months Ended December 31, 2008	For the Three- Months Ended December 31, 2007

REVENUE	$20,015,319	$11,504,725	$5,920,360	$3,795,316

COST OF REVENUE	9,353,852	5,522,775	2,776,302	1,898,914

GROSS PROFIT	10,661,467	5,981,950	3,144,058	1,896,402

OPERATING EXPENSES:
Selling, general and administrative	11,545,456	9,122,922	3,839,172	3,458,869
Total operating expenses	11,545,456	9,122,922	3,839,172	3,458,869

Income (loss) from operations	(883,989)	(3,140,972)	(695,114)	(1,562,467)

Other income (loss)
Interest income/(expense), net	(298,597)	(239,200)	(99,261)	(33,395)
Loss on investments	(200,000)	-	(200,000)	-
Other Income (loss)	(498,597)	(239,200)	(299,261)	(33,395)

NET INCOME (LOSS)	$(1,382,586)	$(3,380,172)	$(994,375)	$(1,595,862)

NET INCOME (LOSS) PER SHARE - Basic and Diluted	$(0.04)	$(0.11)	$(0.03)	$(0.05)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – Basic and Diluted	31,506,824	29,764,289	31,870,605	31,374,096

NeoGenomics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Twelve-Months Ended December 31, 2008	For the Twelve-Months Ended December 31, 2007

NET CASH USED IN OPERATING ACTIVITIES	$(138,306)	$(2,642,591)

NET CASH USED IN INVESTING ACTIVITIES	(501,781)	(716,144)

NET CASH PROVIDED BY FINANCING ACTIVITIES	897,685	3,443,042

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	257,598	84,307

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	210,573	126,266

CASH AND CASH EQUIVALENTS, END OF PERIOD	$468,171	$210,573

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$256,323	$204,670

Income taxes paid	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Equipment leased under capital lease	$1,207,863	$703,145